Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

RENAISSANCERE HOLDINGS LTD.

(Exact Name of Registrant as Specified in its Charter)

RENAISSANCERE FINANCE INC.

(Exact name of Registrant as specified in its certificate of incorporation)

RENAISSANCERE CAPITAL TRUST II

(Exact name of Registrant as specified in its certificate of trust)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Shares, par value $1.00 per share(5)	Rule 456(b) and Rule 457(r)	(2)(3)	(2)(3)	(2)(3)	(4)	$0(4)

	Equity	Preference Shares, par value $1.00 per share(6)	Rule 456(b) and Rule 457(r)	(2)(3)	(2)(3)	(2)(3)	(4)	$0(4)

	Equity	Depositary Shares(7)	Rule 456(b) and Rule 457(r)	(2)(3)	(2)(3)	(2)(3)	(4)	$0(4)

	Debt	Debt Securities(8)	Rule 456(b) and Rule 457(r)	(2)(3)	(2)(3)	(2)(3)	(4)	$0(4)

	Other	Warrants to Purchase Common Shares	Rule 456(b) and Rule 457(r)	(2)(3)	(2)(3)	(2)(3)	(4)	$0(4)

	Other	Warrants to Purchase Preference Shares	Rule 456(b) and Rule 457(r)	(2)(3)	(2)(3)	(2)(3)	(4)	$0(4)

	Other	Warrants to Purchase Debt Securities	Rule 456(b) and Rule 457(r)	(2)(3)	(2)(3)	(2)(3)	(4)	$0(4)

	Other	Share Purchase Contracts	Rule 456(b) and Rule 457(r)	(2)(3)	(2)(3)	(2)(3)	(4)	$0(4)

	Other	Share Purchase Units	Rule 456(b) and Rule 457(r)	(2)(3)	(2)(3)	(2)(3)	(4)	$0(4)

	Other	Units(9)	Rule 456(b) and Rule 457(r)	(2)(3)	(2)(3)	(2)(3)	(4)	$0(4)

	Debt	Debt Securities of RenaissanceRe Finance Inc. (“RenaissanceRe Finance”)(10)	Rule 456(b) and Rule 457(r)	(2)(3)	(2)(3)	(2)(3)	(4)	$0(4)

	Other	Guarantee of Debt Securities of RenaissanceRe Finance(11)	Rule 456(b) and Rule 457(r)	(2)(3)	(2)(3)	(2)(3)	(4)	$0(4)

	Equity	Preferred Securities of RenaissanceRe Capital Trust II (the “Capital Trust”)	Rule 456(b) and Rule 457(r)	(2)(3)	(2)(3)	(2)(3)	(4)	$0(4)

	Other	Guarantee of Preferred Securities of the Capital Trust and certain backup undertakings(12)	Rule 456(b) and Rule 457(r)	(2)(3)	(2)(3)	(2)(3)	(4)	$0(4)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

	Total Offering Amounts					$1,000,000,000(2)(3)		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$0(4)

(1)	Represents securities of RenaissanceRe Holdings Ltd. (“RenaissanceRe”) unless otherwise noted. These offered securities may be sold separately, together or as units with other offered securities.
(2)

Such indeterminate number or amount of common shares, preference shares, depositary shares, debt securities, warrants, share purchase contracts and share purchase units of RenaissanceRe, debt securities of RenaissanceRe Finance and preferred securities of the Capital Trust as may from time to time be issued at indeterminate prices, in U.S. Dollars or the equivalent thereof denominated in foreign currencies or units of two or more foreign currencies or composite currencies (such as European Currency Units or Euros). In no event will the aggregate maximum offering price of all securities issued by RenaissanceRe, RenaissanceRe Finance and the Capital Trust pursuant to this Registration Statement exceed $1,000,000,000, or if any debt securities are issued with original issue discount, such greater amount as shall result in an aggregate offering price of $1,000,000,000.

(3)	Not applicable pursuant to Form S-3 General Instruction II (E).
(4)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all registration fees.
(5)

Also includes such presently indeterminate number of common shares as may be issued by RenaissanceRe (a) upon conversion of or exchange for any debt securities or preference shares that provide for conversion or exchange into common shares, (b) upon exercise of warrants to purchase common shares or (c) pursuant to share purchase contracts.

(6)

Also includes such presently indeterminate number of preference shares as may be issued by RenaissanceRe upon (a) conversion of or exchange for any debt securities that provide for conversion or exchange into preference shares, (b) upon exercise of warrants to purchase preference shares or (c) pursuant to share purchase contracts.

(7)	To be represented by depositary receipts representing an interest in all or a specified portion of a common share or preference share.
(8)	Subject to Note (2), such indeterminate principal amount of debt securities (which may be senior, subordinated or junior subordinated).
(9)	There are being registered hereby such indeterminate number of Units as may be issued at indeterminate prices. Units may consist of any combination of the securities being registered hereby.
(10)	Subject to Note (2), such indeterminate principal amount of debt securities (which may be senior, subordinated or junior subordinated).
(11)	No separate consideration will be received for the guarantees of the debt securities issued by RenaissanceRe Finance.
(12)

No separate consideration will be received for the guarantees. The guarantees include the rights of holders of the preferred securities under the guarantees and certain backup undertakings, comprised of obligations of RenaissanceRe as guarantor of the junior subordinated debt securities under a junior subordinated indenture, any supplemental indentures thereto and any related guarantee agreement and under the applicable trust agreement to provide certain indemnities in respect of, and be responsible for certain costs, expenses, debts and liabilities of the Capital Trust, as described in this Registration Statement. All obligations under the applicable trust agreement, including the indemnity obligation, are included in the back-up undertakings.